Exhibit 4.16

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

Date: December 17, 2018

Client's name: ClientConnect Ltd., Private Company Registration No. 514948470 (hereinafter: the "Borrower" or the "Company")

Account no.: 616846 in the main business center Tel Aviv (461) (hereinafter: the "Borrower's Account")

Address: 26 HaRokmim St., Holon, Azrieli Center – Holon, Bldg. A, fl. 4

Postal address: 26 HaRokmim St., Holon, Azrieli Center – Holon, Bldg. A, fl. 4, Attn. CFO

To
Bank Mizrahi-Tefahot Ltd. (hereinafter: the "Bank")

Dear Sir/Madame,

Re: Loan Agreement

We hereby set out in writing the agreements that were reached between us in connection with the loan that you will provide to the Borrower in accordance with the provisions set forth in this Agreement. In addition to the provisions set forth in this Agreement, the term of the loan that will be provided to the Borrower shall be in accordance with and subject to the "Application for Opening an Account and/or Changes in an Account" and the "Account Management Booklet" and the "Credit Booklet for a Commercial Borrower" including all annexes and amendments thereof according to which we engaged with the Bank and subject to the specific loan agreement we made and/or we will make with the Bank, an example of which is hereby enclosed as Annex A (hereinafter collectively: the "Credit Documents") and everything stated in the Credit Documents including all terms and conditions thereof shall apply and shall be binding in anything related to the loan.

The provision of the loan is conditional on the satisfaction of all the preliminary conditions as stated in Section 3 hereunder (hereinafter: the "Additional Conditions") and subject to the signing of the Bank on this Agreement.

1.	Long-term loan (hereinafter: the "Loan"):
The details of the Loan as agreed between the Bank and the Borrower are as follows:

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

1.1.	Loan Amount – a foreign currency loan in the amount of USD 25M, that may be withdrawn until January 15, 2019 (hereinafter: the "Expiration of Withdrawal Period");

1.2.	Type of interest – the Loan will bear annual LIBOR interest for three months + 5.7%.

1.3.	Payment of the Loan Fund – 12 equal and consecutive payments made every three months as of March 2019 according to the amortization schedule provided to the Borrower with the Loan.

1.4.	Payment of interest – as of _________, in consecutive installments made every three months, according to the amortization schedule provided to the Borrower with the Loan.

1.5.	Fees –

Documents preparation fees – during the first quarter of 2019 the Borrower will pay a documents fee in the amount of  USD 135,000, including in connection with the preparation of the financing documents  in Israel and abroad and the registration of the collaterals in the relevant registers.

Commitment fees – upon provision of the Loan the Borrower will pay a commitment fee in respect of the period as of the date of signing this Agreement and until the Loan is provided in practice, at an annual rate of 1.5% that will be calculated for the total Loan amount (USD 25M). To the extent that the Loan is not provided for any reason, the fees will be calculated and paid for the period between the date of signing this Agreement and until Expiration of the Withdrawal Period and shall be paid upon Expiration of the Withdrawal Period.

Early repayment charge – the Borrower shall be entitled to repay the Loan in early repayment, subject to payment of early repayment charge in accordance with the provisions set forth in Annex 1.5 hereby enclosed with this Agreement.

1.6.
The Loan amount will be transferred to the Borrower's account, or to an account in the Borrower's name in the branch of the Bank abroad. The Bank may, at any time and subject to the provisions set forth in any law, transfer the Loan from one branch to another – including to a branch abroad, provided that the Borrower shall not incur any additional costs in connection with such transfer as aforesaid.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

2.	Instructions regarding provision of the Loan

The Borrower hereby gives the following irrevocable instructions to the Bank:

A.
Upon provision of the Loan – to pay in a final and absolute manner the full credit that the Bank provided to the Borrower until the date of signing this Agreement, including the credit that was provided to the Borrower by virtue of the Master Agreement dated May 9, 2017 (hereinafter: the "Master Agreement") (including all interests, fees, expenses and charges in connection therewith). It is clarified that no early repayment charge will be paid in connection with the payment of the credit by virtue of the Master Agreement. Upon payment of the existing credit, all credit limits in the Borrower's Account will be canceled, including the entire commitments of the Borrower and Perion Network Ltd., Company Registration No. 512849498 (hereinafter: the "Parent Company") by virtue of the Master Agreement. Until and no later than six months as of the registration date of the charges stated hereunder, the Bank shall deliver to the Borrower, at its request, a document referred to the Registrar of Companies confirming the cancellation of charge no. 2 in the Registrar of Companies.

And –

B.
Upon provision of the Loan – to transfer to SunTrust Bank, in its capacity as administrative agent by virtue of the Loan Agreement dated November 30, 2015 (hereinafter: "SunTrust") the amount required in the letter of intent stated in Section 3.2.

3.	Preliminary conditions for provision of the Loan:

3.1.
The Borrower opened account no. 616846 in the main business center of the Bank in Tel Aviv (461) (hereinafter: the "Borrower's Account"), signed all the customary credit documents in the Bank and provided all protocols and approvals by its attorneys as customary in the Bank.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

3.2.
The Borrower provided to the Bank a letter of intent from SunTrust, according to which upon the transfer of the full amount stated in the letter of intent SunTrust will eliminate all the charges registered in its favor on the Borrower's assets, the Parent Company and Undertone, within its meaning hereunder, in Israel and abroad in any register, in the form hereby enclosed as Annex 3.2 of this Agreement.

The Borrower declares and affirms that except for:

(a)	Rights of lien and setoff in favor of banks in connection with the current management of accounts during the ordinary course of business;

(b)	Charges made in favor of the Bank and in favor of SunTrust that will be eliminated in accordance with the provisions set forth in Section 2(a) and this Section 3.2;

(c)	An undertaking for a negative pledge dated July 13, 2014 from the Parent Company to Bank Leumi le-Israel Ltd.;

(d)	An undertaking for a negative pledge of the Parent Company in accordance with a Deed of Trust for the bonds (Series K);

(e)
A charge on the deposits of Intercept Interactive Inc. dba Undertone (hereinafter: "Undertone") in the amount of approximately USD 1,200,000 made in favor of HSBC Bank USA (hereinafter: "HSBC") in connection with the lease guarantees;

(f)	Charges on office equipment (floating charge for the purchase of property) of Undertone made in favor of CIT Bank, N.A. and Steelcase Financial Services Inc.; and

(g)	Deposits in the amount of USD 138,000 of Undertone in connection with a shared work space, deposited as a collateral with the lessor of the shared work space;

Its entire assets and the assets of the Parent Company and of Undertone, in whole or in part, are free and unencumbered from any charge, pledge, mortgage, attachment, expropriation, lien, setoff, retention of title clause, trust, debt, claim, preemptive right, right of refusal, tag-along right, option and any other or additional third-party rights of any kind.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

In addition, the Borrower will take measures for the purpose eliminating the charges made in favor of SunTrust, as stated above.

3.3.	The Borrower and the Parent Company provided a letter bearing their signature in the form hereby enclosed as Annex 3.3.

3.4.
For the purpose of assuring the fulfillment of the entire obligations and undertakings of the Borrower towards the Bank, the Borrower provided to the Bank the entire collaterals and signed and/or caused the signing of deeds of pledge in the customary form of the Bank and provided the protocols and the advocate confirmations in the customary form of the Bank:

3.4.1.
A senior floating charge for an unlimited amount on the entire property, moneys, assets and rights of any kind of the Borrower and a senior fixed charge, for an unlimited amount, on the Borrower's reputation, fixed assets, the rights of the Borrower to receive payments from Undertone and from Interactive Holding Corp., its intellectual property, documents and tradable instruments, and all as stated in the bond in the form hereby enclosed as Annex 3.4.1.

It is agreed that the floating charge will include a provision stipulating that the Borrower shall be entitled to create in favor of any third-party senior fixed charges on a fixed asset whose purchase will be financed in practice by the said third-party in whose favor the fixed lien will be registered, however except for shares or other rights in corporations (hereinafter: "Floating Charge for the Purchase of Property"), on the condition that: (a) each Floating Charge for the Purchase of Property will be used by its recipient as a collateral for the obligations and the undertakings of the Borrower towards that party in respect of the credit that was actually used for the purpose of purchasing that specific asset and (b) the bond according to which the Floating Charge for the Purchase of Property will be created will include an express clause stipulating that the Floating Charge for Purchase of Property will be canceled forthwith upon repayment of the credit that was provided for the purpose of the purchase of the charged asset.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

3.4.2.
A senior fixed charge, for an unlimited amount on all moneys, assets, deposits and rights in the Borrower's Account, as stated in the deed of pledge of moneys, assets, deposits and rights in the account, in the form enclosed as Annex 3.4.2.

3.4.3.
A senior fixed charge in favor of the Bank, limited to an amount of USD 33M on all the assets and property of Undertone, including its right to receive payments from its customers and charges on all its bank accounts (SunTrust Bank and HSBC) and a guarantee limited to an amount of USD 33M of Undertone.

Undertone will furnish to the Bank the Security Agreement, Guarantee, Deposits Account Control Agreements, and additional documents that are required for the purpose of providing the said collaterals – and all in the forms enclosed as Annex 3.4.3.

The Borrower will furnish to the Bank a legal opinion to the satisfaction of the Bank and that includes, inter alia, a confirmation stating that the charge on the assets of Undertone is valid towards any third-party, and a confirmation regarding registration of the charges in the United States. The Borrower and Undertone will act for the purpose of amending the registered charge, in such manner that the charge will be in effect until the full and final settlement of the debts and undertakings of the Borrower towards the Bank.

3.4.4.
The Parent Company signed a guarantee for a limited amount of USD 33M in the form hereby enclosed as Annex 3.4.4 of this Agreement and furnished to the Bank a resolution of the company in connection with the creation of the guarantee to the satisfaction of the Bank.

3.4.5.
The Parent Company signed a negative pledge letter, in the form hereby enclosed as Annex 3.4.5. Such negative pledge letter as aforesaid will include a provision stipulating that the Parent Company shall be entitled to create charges for the purpose of supporting the current operations of the group members during the ordinary course of business, such as charges on deposits against guarantees (including against bank guarantees), and on the condition that the total amount of the charged assets of the Parent Company for the purpose assuring the aforesaid current operations will not be greater than USD 1,000,000.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

3.4.6.
Deposit in the Borrower's Account – the Borrower deposited in the Borrower's Account cash in an amount that will not fall below, at any time, 25% of the balance of the revalued Loan and in any event will not fall below $5M.

It is agreed that when the balance of the Loan principal in the Bank falls below $5M (and on the condition that the entire payments of the Loan until that time were fully and timely paid (and considering any waiver and/or delay of the payment date that was made with the approval of the Bank)) – the balance of the cash deposited in the Borrower's Account shall not fall below 35% of the balance of the revalued Loan.

Deposit in accounts charged in favor of the Bank – without derogating from the foregoing, the total amount of cash deposited in the Borrower's Account and in the accounts of Undertone that are charged in favor of the Bank as part of the charges as stated in Section 3.4.3 above (hereinafter: the "Undertone Accounts") shall not fall below at any time from USD 10M. For the avoidance of doubt, within the framework of the calculation of the aforesaid amount, deposits that are charged in favor of any third-party, or in which a third-party has rights of setoff or lien in connection therewith (including in favor of HSBC or SunTrust Bank), will not be included.

3.5.
There shall be no statutory preclusion or any other preclusion stemming from the procedures of the Bank regarding the provision of the Loan and the Loan shall not be provided in violation of the legal provisions and/or in contravention of the instructions set forth by the Supervisor of Banks (including Proper Conduct of Banking Business Directive no. 311 "Minimal capital ratio" and Directive no. 313 "Limitations on the Indebtedness of a Borrower and of a Group of Borrowers" and/or any other directive superseding the same) and in this regard will not result in deviation from the liability limitations of a borrower and/or a group of borrowers and/or violation of the Bank procedures. The Bank declares that as of the date of signing this Agreement it is not aware of any preclusion and/or deviation as aforesaid.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

4.	Financial covenants

4.1.	Definitions –

"EBITDA" – Earnings before interest, taxes, depreciation and amortization, financing expenses/income, other expenses/income, depreciation and amortizations, expenses for equity based compensation and one-time expenses for the acquisition of companies in the last four subsequent quarters as of the review date (including, and for the avoidance of doubt, the quarter ending on the date of the review), and all in accordance with the consolidated financial statements of the Parent Company).

"Net final debt" – a short-term and long-term debt from banks and from other financial institutions, liabilities in respect of finance lease (however not operating lease), bonds and convertible bonds and with deduction of cash and cash equivalents and short-term deposits (up to one year), and all on consolidated basis and as stated in the financial statements of the Parent Company.

"Breach Event" – any of the events whose occurrence will entitle the Bank to call for immediate repayment the Loan or any part thereof. For the avoidance of doubt, the granting of a grace period, if provided with respect to the Breach Event, shall not delay the date of occurrence of the Breach Event, and the Breach Event shall be deemed as such as of the commencement of the circumstances that give rise to the said event, even prior to expiration of the grace period and irrespective of any other period of time.

4.2.
In addition to the grounds for calling for immediate repayment stated in each document signed by the Borrower, the Bank shall be entitled to call the Loan for immediate repayment if, until the final and absolute payment date of the bonds (Series K) that the Parent Company issued to the bondholders (hereinafter respectively: the "Bonds" and the "Bondholders") one or more of the events stated in Sections 4.2.1 – 4.2.5 occurs with respect to the Parent Company:

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

4.2.1.	The equity of the Parent Company, according to its consolidated financial statements (including minority rights) at the end of each calendric quarter, falls below USD 120M.

4.2.2.
The ratio between the net financial debt, at the end of each calendric quarter, and the amount of EBITDA of the Parent Company as of that date, according to its consolidated financial statements, is greater than 2.5.

4.2.3.
The amount of EBITDA of the Parent Company, based on its consolidated financial statements at the end of each calendric quarter, falls below an amount of NIS 57,394,400 (40% of the total par value of the Bonds (Series K) as listed in the Stock Exchange in the past).

4.2.4.
The Parent Company will hold (on consolidated basis) at any time, cash, cash equivalents and short-term deposits (up to one year) for an amount lower than USD 10M (and in the period of the six months that preceded the payment date of any bonds principal – an amount lower than the amount equal to the principal and interest that the Parent Company is obligated to pay to the Bondholders on the next payment date of the principal).

4.2.5.	The Parent Company shall declare or distribute a dividend (hereinafter: the "Distribution") in contravention of one or more of the following rules:

1.
The Parent Company shall not perform a Distribution if and to the extent that as a result of the Distribution the total amount of equity of the Parent Company according to its consolidated financial statements (including minority rights) prior to the resolution on the Distribution, with deduction of the Distribution amount, falls below USD 150M.

2.
The performance of the Distribution is stipulated on the condition that as of the end of the calendric quarter that preceded the date of adopting the resolution on the Distribution, the Parent Company did not violate any of the financial covenants set out in Sections 4.2.1 – 4.2.4 above.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

3.	No Distribution shall be performed, in each calendric year, for an amount that is greater than 50% of the net annual profit of the Parent Company on consolidated basis in that calendric year.

4.	No Distribution shall be made from unrealized revaluation gains.

5.
No Distribution shall be performed if the ratio set out in Section 4.2.2, as of the date of the last consolidated financial statement of the Parent Company that was published prior to the resolution on the Distribution is greater than 1.5.

6.	No Distribution shall be performed if the balance of retained earnings of the Parent Company on consolidated basis after the Distribution falls below USD 31.5M.

4.3.
It is agreed that upon the full and final repayment of the Bonds, in addition to the grounds for calling for immediate repayment stated in each document signed by the Borrower, the Bank shall be entitled to call the Loan for immediate repayment, if one or more of the following events occurs in the Parent Company (instead of the events stated in Sections 4.2.1 – 4.2.5 above):

4.3.1.	The equity of the Parent Company, according to its consolidated financial statements (including minority rights) at the end of each calendric quarter falls below USD 80M.

4.3.2.
The ratio between the net financial debt, at the end of each calendric quarter and the EBITDA amount of the Parent Company as of that date, according to its consolidated financial statements, is greater than 2.25.

4.3.3.
The Parent Company will keep (on consolidated basis) at any time, cash, cash equivalents and short-term deposits (up to one year) in an amount lower than USD 10M, or an amount that is lower than an amount equal to the principal and the interest that the Borrower is obligated to pay to the Bank on the next principal payment date (whichever is lower).

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

4.3.4.	The Parent Company declares or distributes a dividend in contravention of one or more of the rules set out hereunder:

1.
The Parent Company will not perform a Distribution if, as a result of the Distribution, the total amount of the equity of the Parent Company according to its consolidated financial statements (including minority rights) prior to the resolution on the Distribution, with deduction of the Distribution amount, falls below USD 115M.

2.
The performance of the Distribution is stipulated on the condition that as of the end of the calendric quarter that preceded the date of adopting a resolution on the Distribution, the Parent Company is not in violation of any of the financial covenants set out in Sections 4.3.1-4.3.3 above.

3.	No Distribution shall be performed, in each calendric year, for an amount that is greater than 50% of the net annual earnings of the Parent Company on consolidated basis in that calendric year.

4.	No Distribution shall be performed from unrealized revaluation gains.

5.
No Distribution shall be performed if the financial ratio set out in Section 4.3.2 as of the date of the last financial statement of the Parent Company that was published prior to the resolution on the Distribution is greater than 1.35.

4.4.
Notwithstanding the aforesaid, it is agreed that deviation of up to 10% from the financial covenant stated in Section 4.3.1 or 4.3.2, as the case may be, in a specific quarter, does not give rise to grounds for immediate repayment, and on the condition that in the subsequent quarter the Parent Company returned to observe the relevant financial covenant, as stated above.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

4.5.
It is agreed that the Borrower shall be entitled to perform a Distribution or the disburse, whether directly or indirectly, sums from the earnings or the capital or from any other source to its shareholders, on the condition that on the date of the said Distribution (a) no Breach Event that was not cured occurred and (b) there is no default in payment of the Loan.

4.6.
A review of the financial covenants set out in this Section 4 above (hereinafter: the "Criteria") shall be performed each quarter according to the annual and quarterly consolidated financial statements of the Parent Company. No later than five (5) business days as of the date of delivering the financial statements of the Parent Company as stated in Section 7 hereunder, the Borrower shall deliver a calculation of all data in connection with the Criteria with the approval and signature of the CEO or the CFO of the Borrower.

4.7.
In any event in which the Borrower makes a commitment towards any third-party to meet any financial ratios, and this commitment includes conditions regarding compliance with data or financial ratios that examine data or ratios that are different than the one examined in the financial ratios subject matter of this Agreement, or examine data or ratios that are similar however are stricter towards the Borrower compared to the requirements imposed on the Borrower within the framework of the financial ratios subject matter of this Agreement (hereinafter in this Section: "Commitment towards a Third-Party") the Borrower undertakes to notify the Bank promptly about the same. In such circumstances as aforesaid, the Bank reserves the right to notify to the Borrower at any time regarding the addition to this Section of financial ratios out of the Commitment towards a Third-Party and/or regarding the equalization of the terms of the financial ratios set out in this Section to the terms of the financial ratios set out in the Commitment towards a Third-Party, and this Agreement shall be deemed to have been amended accordingly, and the signature or the approval of the Borrower or any other party shall not be required in connection therewith.

4.8.
It is clarified that the Criteria are based on accounting standards, accounting rules, estimates and accounting policy (hereinafter: the "Accounting Treatment") as applied in the last financial statements of the Parent Company, as of the date of signing this Agreement (hereinafter: the "Last Statements").

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

An Accounting Treatment that is different than the one based on which the Last Statements were made including, but not limited to, as a result of application of international financial reporting standards (IFRS), new/other/any accounting standards in Israel or abroad, a change of estimates and/or a change of accounting policy (the aforesaid hereinafter, individually and collectively: "New Accounting Treatment") may result in changes that will affect the Criteria. Notwithstanding the aforesaid, it is agreed that changes in the Accounting Treatment emanating from the application of the ASC 842 Standard regarding operating lease shall not be deemed as New Accounting Treatment and therefore will not require an update for the financial covenants.

Therefore, the Borrower agrees as follows:

At any time the Bank finds that changes are about to occur in the financial statements as a result of a New Accounting Treatment, the Bank shall be entitled, in consultation with the Borrower, to notify the Company regarding the revisions that are required by the Bank in the Criteria (hereinafter: the "Revised Criteria") for the purpose of making the Criteria compliant with such changes as aforesaid, for the purpose of making the Criteria compliant with the original financial purpose according to which the Criteria were set. In the event the Bank notified the Company about the Revised Criteria – the aforesaid Criteria shall bind the Borrower as of the Bank delivered its notice, and this Agreement shall be deemed to include the Revised Criteria, as of the date the Bank delivered its notice as aforesaid.

5.	Additional undertakings

5.1.
The Borrower hereby undertakes to cause that the entire Microsoft Payments (within their meaning hereunder) and clients that engage with the Borrower after the date of signing this Agreement, shall be made solely to the Borrower's Account and the Borrower will indicate this Account in all the invoices the Borrower issues.

5.2.
The Borrower shall not provide and shall not undertake to provide to any third-party (including to related entities thereto), in any manner and form, any loans or credit and/or assistance from the Borrower for the purpose of receiving loans and/or credit (including the provision of a collateral) and/or guarantees from the Borrower – without obtaining the prior and written approval the Bank in connection therewith. Notwithstanding the said, it is agreed that the Borrower shall be entitled to provide guarantees to related entities, provided that the guarantees are provided during the ordinary course of business and for a cumulative amount that shall not be greater than USD 2M.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

5.3.
The Borrower declares and affirms that the two subsidiaries owned by the Borrower (ClientConnect B.V. and ClientConnect Inc.) have no assets or have assets for marginal values and it intends to act for the purpose of their liquidation.

The other members of the group, except for the Borrower, the Parent Company and Undertone, are companies that are immaterial to the operations of the Group.

"Group Members" – the companies listed in Annex 5.3.

The Borrower undertakes that to the extent that one of the said companies (or additional companies that join the Group) becomes a material member, the said company will sign an undertaking not to charge its assets (negative pledge) to the satisfaction the Bank.

6.	Retention of the holdings and the structure of the Borrower

6.1.	The Borrower declares that the issued and paid-up share capital of the Company (based on full dilution) as of the date of signing this Agreement is held by the Parent Company.

6.2.
The Parent Company will hold at any time a minimum of 50.01% of each of the means of control in the Borrower (in full dilution) and will control the Borrower (within the meaning of the term "control" and "means of control" in the Securities Law 5728-1968).

Notwithstanding the aforesaid, the Bank declares that it is aware that the Parent Company and the Borrower have commenced a procedure for the purpose of examining the restructuring and/or any merger between them and whose details are unclear as of the date of signing this Agreement. Therefore, the Bank and the Borrower agree that prior to performing the restructuring between the Parent Company and the Borrower, the Bank, the Borrower and the Parent Company will consider and will operate jointly for the purpose of reaching agreements about the necessary changes in the collaterals and in the financial covenants, including the replacement of the collaterals stated in Section 3.4 above with new collaterals. To the extent that the Bank and the companies fail to reach agreements as aforesaid, the Bank shall be entitled to instruct the Borrower to repay immediately the full amount of the Loan, prior to performing the restructuring, and in such circumstances as aforesaid the Borrower undertakes not to perform restructuring however only after repaying to the Bank the full amount of the Loan.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

"Restructuring" – shall mean the merger or split (within the meaning of these terms in Part E'2 of the Income Tax Ordinance [New Version] or in the Companies Law, including merger and reorganization, whether as an absorbing company and whether as a target company and any action performed not during the ordinary course of business whose consequence is the acquisition of assets and/or liabilities of another entity, including a settlement or an arrangement pursuant to the third chapter in the ninth part of the Companies Law, or the transfer of assets in return for shares or other securities or for another consideration (whether in one transaction and whether in a series of transactions) and any transaction as a result of which the client purchases, whether directly or indirectly, the main part of the assets of another corporation or the shares of another corporation that grant it control in that corporation.

7.	Reports

The Borrower shall furnish the following reports to the Bank:

7.1.
The annual audited financial statements of the Borrower, the Parent Company (consolidated) and Undertone immediately after signing thereof, and no later than April 30 of each calendric year. In the event the Borrower publishes additional consolidated or other financial statements in Israel or abroad, audited or unaudited, the Company shall deliver to the Bank a copy of the said reports as shortly as possible after their publication.

7.2.	A balance sheet and a quarterly income statement (without notes) of the Borrower, signed by the CEO or the CFO of the Borrower, no later than 60 days as of the end of each calendric quarter.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

7.3.	Quarterly consolidated financial statements of the Parent Company (reviewed) until and no later than 60 days as of the end of each calendric quarter.

7.4.	In ten days as of the end of each calendric month – the balance of funds deposited in the accounts of Undertone and that are charged to the Bank on the last day of the previous month.

7.5.
In addition to the said, and without derogating from the foregoing, the Borrower shall deliver to the Bank, upon receiving the demand of the Bank, information regarding the business of the Borrower and the Parent Company, their financial position and the bank obligo of each.

7.6.
The Borrower will deliver written notice to the Bank in seven (7) business days, after the Borrower learns about: (a) a material adverse effect that affected the Borrower's position emanating from a change in its business, operations or its financial position; (b) any information that can prove that the financial statements that were delivered in accordance with this Agreement are inaccurate or incorrect and the information that the Borrower provided to the Bank is no longer accurate in any material respect; (c) any material matter relating to the collaterals that were provided and/or that will be provided by  the Borrower for the purpose of securing its debts to the Bank and (d) any matter relating to the contract made between the Parent Company and Microsoft Ireland Operations Limited (hereinafter respectively: "Microsoft" and the "Microsoft Agreement").

7.7.	The Borrower undertakes to deliver a written report to the Bank immediately after learning about the occurrence of any Breach Event.

8.	Representations

The Borrower declares, represents and warrants towards the Bank that:

8.1.	It is a company that was lawfully incorporated and registered in Israel and it is an active and existing company.

8.2.
The entire undertakings of the Borrower, the Parent Company and Undertone in accordance with this Agreement, including the collaterals, are valid undertakings of the Borrower, the Parent Company and Undertone, and each of these undertakings are binding and enforceable.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

8.3.
The signing of the Borrower on this Agreement and its performance by the Borrower: (1) do not cause and will not cause a breach of the Borrower of any agreement to which the Borrower is a party and/or grant to any person or entity any right and/or grounds to demand immediate repayment of the debts and liabilities of the Borrower and/or (2) do not constitute and will not constitute any violation and/or deviation from any legal provision; and/or (3) do not cause and will not cause the violation of any license and/or permit granted to the Borrower.

8.4.	No Breach Event occurred at the time of signing this Agreement.

8.5.
As of the date of signing this Agreement: (a) save as provided in the last financial statements of the Parent Company that were delivered to the Bank, there is no proceeding, claim, arbitration, litigation or any administrative proceeding pending against the Borrower, the Parent Company and/or Undertone and, to the best of knowledge of the Borrower, no such proceedings are expected to commence against any thereof; (b) no motion for the appointment of a receiver and/or a liquidator was filed against the Borrower, the Parent Company and/or against Undertone and no order with respect to any of these matters was issued against any thereof, and to the best of knowledge of the Borrower no motions or orders as aforesaid are expected to be filed or issued against them as aforesaid; and (c) the Borrower, the Parent Company and Undertone did not adopt a resolution regarding voluntary liquidation.

8.6.
The Borrower, the Parent Company and Undertone did not take credit and/or issued guarantees bearing its signature of any kind towards another, save as provided in Section 5.2 above and save as provided in Annex 8.6.

8.7.
Save as provided in Annex 8.7, the Borrower, the Parent Company and Undertone did not enter into and are not a party to any agreement with any of their related parties and there is no agreement, undertaking, understanding, whether verbal or written in any matter between the Borrower and/or the Parent Company and/or Undertone and their related parties and/or related entities thereof and/or related parties therein – no loans were provided to them by the Borrower and/or the Parent Company and/or Undertone and no benefit was provided to any thereof.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

8.8.
The entire information that was provided by the Borrower to the Bank is true and duly reflects the state of business of the Borrower and/or the Parent Company and/or Undertone as of the date of signing this Agreement. In addition, the Borrower has no information in connection with the Borrower and/or the Parent Company and/or Undertone that was not presented to Bank, and if it had been presented to the Bank, it would have resulted in circumstances that the Bank would have avoided from providing the Loan and/or would have resulted in circumstances in which the Bank would not have agreed to rely on the collaterals for the purpose of securing the repayment of the Loan, or that can limit in any manner the manner of realization of the Bonds, or any part thereof.

8.9.
A copy of the Microsoft Agreement as reported to the U.S. SEC in the annual report of the Parent Company is enclosed as Annex 8.9, when some of its commercial data were omitted in accordance with an NDA that was signed between the Parent Company and Microsoft.

9.
The parties agree that each of the following events, in addition to the aforesaid events, shall also be deemed as part of the events that give rise to grounds for the Bank for calling the credit for immediate repayment:

9.1.
In the event a material adverse change in the Microsoft Agreement occurs and/or in the event the Microsoft Agreement is terminated (except for termination on the grounds of the cessation of operations of Bing, as stated in Section 10, and to which the provisions set forth in Section 10 hereunder shall apply);

9.2.	In the event the Microsoft Agreement is not extended;

9.3.	In the event the authorization for the performance of the Microsoft Agreement (including amendments thereof) is granted to any entity other than the Borrower;

9.4.	In the event the Microsoft Agreement is extended under conditions that constitute a material adverse change compared to the present Agreement;

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

It is agreed that for the purpose of this matter a material adverse change shall occur if (a) the Borrower ceases to be the sole party entitled to the payments from Microsoft by virtue of the Agreement (including a new agreement that will be signed); or (b) in the event of a decrease of more than 40% on the monthly income of the Borrower, by virtue of the Agreement (following a monthly review), compared to the income in the previous month, or the average monthly income of the Borrower in the last 12 months in each review date. It should be noted that even projected decrease in the monthly income shall be deemed as a material change for the purpose of this Agreement.

9.5.
In the event any of the undertakings set out in this Agreement is breached. It is agreed that a delay in the submission of the reports as stated in this Agreement and that is not greater than ten (10) business days shall not give rise to grounds for immediate repayment.

9.6.
If one of the grounds stated in Sections 24.1.2, 24.1.3, 24.1.4, 24.1.6, 24.1.8, 24.1.9, 24.1.11, 24.1.12, 24.1.13, 24.1.14, 14.1.15, 24.1.16 in the booklet of the general terms in credit operations signed by the Borrower holds true with respect to the Parent Company or Undertone (mutatis mutandis).

10.
It is agreed that in the event Microsoft notifies the Borrower or the Parent Company that after expiration of one year as of the date of its notice the Microsoft Agreement is terminated as a result of the termination of operation of Bing – in such circumstances the Borrower shall notify the Bank regarding the aforesaid termination forthwith and shall repay the full amount of the Loan in a final and absolute manner (including interests, charges and early repayment charges) until expiration of a period of nine months as of the date of the notice. Notwithstanding the said, the Bank shall be entitled to call the Loan for immediate repayment if, as a result of the said termination, a material adverse change occurs or in the event other grounds for immediate repayment arise.

11.	For the avoidance of doubt, the aforesaid is not intended to grant rights to any third-party, and shall not constitute a representation on which any third-party may rely.

12.	The entire annexes of this Agreement constitute an integral part thereof and everything stated in the annexes shall supplement and add to the said in this Agreement.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

13.
This Agreement shall come into operation subject to its signing hereof by the Borrower and after its return to the Bank until and no later than December 17, 2018 and subject to the signature of the Bank thereon.

14.
In the event of discrepancy between the provisions set forth in this Agreement and the provisions set forth in the credit documents, the provisions set forth in this Agreement shall take precedence. In any other event the provisions set forth in this Agreement and the provisions set forth in the credit documents shall be deemed to supplement each other.

Sincerely,

ClientConnect Ltd.

We confirm the aforesaid
______________

Bank Mizrahi-Tefahot Ltd.

The following is a translation of the Loan Agreement in Hebrew dated December 17, 2018

(the original Hebrew wording is binding)

Annex 8.7
Related party transactions

Agreement with Conduit Shareholders

             As a condition precedent to the closing of ClientConnect Acquisition on January 2, 2014, Conduit spun off its ClientConnect business. As a result of the ClientConnect Acquisition, two office holders of Conduit – Dror Erez and Roy Gen – became members of the Board of Directors of Perion Network Ltd. (“Perion”), and the major shareholders of Conduit also became major shareholders of Perion. For information about the registration rights agreement entered into by Perion in connection with the ClientConnect acquisition, see Item 10.C “Additional Information—Material Contracts—Agreements Relating to the ClientConnect Acquisition” under the most recent Form 20-F of Perion. Such directors and major shareholders are parties to such agreement.

Indemnification Agreements

             Perion has entered into indemnification and exculpation agreements with each of its current office holders and directors exculpating them to the fullest extent permitted by the law and its articles of association and undertaking to indemnify them to the fullest extent permitted by the law and its articles of association. See also “Item 10B.  — Exculpation, Insurance and Indemnification of Directors and Officers” in on the most recent Form 20-F of Perion.

Employment and Consulting Agreements

             Perion has or has had employment, consulting or related agreements with each member of its senior management, the terms of which are consistent with the Company’s compensation policy and any applicable law. For more information on employment and consulting agreements see “Item 6B. — Compensation” in the most recent Form 20-F of Perion.

             In addition, Perion has entered into a service agreement with its chairman of the board, Mr. Eyal Kaplan, effective as of May 9, 2018; for information about the terms of the agreement please refer to the proxy filed on June 28, 2018 on form 6-K.

ClientConnect Ltd. (“ClientConnect”) and Intercept Interactive Inc. dba Undertone (“Undertone”)

             Neither ClientConnect Ltd. nor Intercept Interactive has entered into any related party transactions of the nature described above.